FANSTEEL INC.


               EXHIBIT 2.1 - PLAN OF ACQUISITION, REORGANIZATION,
                     ARRANGEMENT, LIQUIDATION OR SUCCESSION


The Acquisition Agreement dated July 26, 1996 to purchase American Sintered Technologies, Inc. is attached hereto.





                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                      AMERICAN SINTERED TECHNOLOGIES, INC.


                              MR. WILLIAM A. WERNER
                                 MR. JAY D. EDEL
                               MR. WILLIAM R. FOX
                                       AND
                               MR. WESLEY FYE, SR.


                                       AND


                              AST ACQUISITION CORP.


                                  JULY 26, 1996


                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I  THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.01  Sale and Purchase of Assets . . . . . . . . . . . . . . . . . . . . . .  1
1.02  Retained Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
1.03  Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . .  3
1.04  Retained Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .  3
1.05  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
1.06  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
1.07  Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . .  5
1.08  Post-Closing Purchase Price Adjustment  . . . . . . . . . . . . . . . .  5
1.09  Closing Statements  . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      (a)  Preliminary Closing Balance Sheet  . . . . . . . . . . . . . . . .  6
      (b)  Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      (c)  Final Closing Balance Sheet  . . . . . . . . . . . . . . . . . . .  7
1.10  Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . .  7
1.11  Passage of Title  . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
1.12  Certain Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
            SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . .  8
2.01  Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
2.02  Authorization; Enforceability . . . . . . . . . . . . . . . . . . . . .  8
2.03  Stock Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

2.04  Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . .  8
2.05  No Violation of Laws or Agreements; Consents  . . . . . . . . . . . . .  9
2.06  Financial Information . . . . . . . . . . . . . . . . . . . . . . . . .  9
      (a)  Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
      (b)  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  9
2.07  Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . 10
2.08  No Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
2.09  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
2.10  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
2.11  Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
2.12  Condition of Assets; Title; Business  . . . . . . . . . . . . . . . . . 12
2.13  No Pending Litigation or Proceedings  . . . . . . . . . . . . . . . . . 12
2.14  Contracts; Compliance . . . . . . . . . . . . . . . . . . . . . . . . . 12
2.15  Permits; Compliance with Law  . . . . . . . . . . . . . . . . . . . . . 13
2.16  Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
2.17  Transactions With Related Parties . . . . . . . . . . . . . . . . . . . 14
2.18  Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
2.19  Products Liability; Warranties  . . . . . . . . . . . . . . . . . . . . 15
2.20  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
2.21  Intellectual Property Rights  . . . . . . . . . . . . . . . . . . . . . 15

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

2.22  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      (a)  Benefit Plans; Seller Plans  . . . . . . . . . . . . . . . . . . . 16
      (b)  Seller Group Matters; Funding  . . . . . . . . . . . . . . . . . . 16
      (c)  Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      (d)  Qualified Plans  . . . . . . . . . . . . . . . . . . . . . . . . . 16
      (e)  No Defined Benefit Plans . . . . . . . . . . . . . . . . . . . . . 17
      (f)  Multiemployer Plans  . . . . . . . . . . . . . . . . . . . . . . . 17
      (g)  Prohibited Transactions; Fiduciary Duties; Post-
           Retirement Benefits  . . . . . . . . . . . . . . . . . . . . . . . 17
2.23  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . 17
     (a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     (b)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     (c)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     (d)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     (e)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
2.24  Customer Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . 20
2.25  Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
2.26  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . 20
3.01  Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
3.02  Authorization; Enforceability . . . . . . . . . . . . . . . . . . . . . 20
3.03  No Violation of Laws; Consents  . . . . . . . . . . . . . . . . . . . . 20
3.04  No Pending Litigation or Proceedings  . . . . . . . . . . . . . . . . . 21
3.05  Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE IV  CERTAIN COVENANTS
4.01  Conduct of Business Pending Closing . . . . . . . . . . . . . . . . . . 21
      (a) Ordinary Course; Compliance . . . . . . . . . . . . . . . . . . . . 21
      (b) Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
4.02  Access, Information and Documents . . . . . . . . . . . . . . . . . . . 22
4.03  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
4.04  Fulfillment of Agreements . . . . . . . . . . . . . . . . . . . . . . . 22
4.05  Certain Transitional Matters  . . . . . . . . . . . . . . . . . . . . . 23
      (a)  Collection of Accounts Receivable  . . . . . . . . . . . . . . . . 23
      (b)  Endorsement of Checks  . . . . . . . . . . . . . . . . . . . . . . 23
      (c)  Remit Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
      (d)  Assumed Liabilities Controlled by Buyer  . . . . . . . . . . . . . 23
      (e)  Use of Name "American Sintered Technologies, Inc." . . . . . . . . 23
      (f)  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

      (g)  Assistance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

4.06  No Solicitation of the Employees of the Business  . . . . . . . . . . . 24
4.07  Noncompetition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
4.08  Severance and Termination Payments  . . . . . . . . . . . . . . . . . . 25
4.09  Seller's Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . 25
4.10  Workers' Compensation and Disability Claims . . . . . . . . . . . . . . 25
      (a)  Seller's Liability . . . . . . . . . . . . . . . . . . . . . . . . 25
      (b)  Buyer's Liability  . . . . . . . . . . . . . . . . . . . . . . . . 25
4.11  Certain Environmental Matters . . . . . . . . . . . . . . . . . . . . . 26
4.12 Assumed Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE V  CONDITIONS TO CLOSING; TERMINATION . . . . . . . . . . . . . . . . 26
5.01  Conditions Precedent to Obligation of Buyer . . . . . . . . . . . . . . 26
      (a)  Bringdown of Representations and Warranties;
           Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      (b)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      (c)  No Material Adverse Change . . . . . . . . . . . . . . . . . . . . 26
      (d)  Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . 27
      (e)  Arrangements with Employees  . . . . . . . . . . . . . . . . . . . 27
      (f)  Consulting Agreements and Noncompetition Agreement . . . . . . . . 27
      (g)  Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . 27
      (h)  Title Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . 27
      (i)  Other Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . 27
      (j)  Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
      (k)  Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . 28
      (l)  Board of Directors' Approval . . . . . . . . . . . . . . . . . . . 28
      (m)  Environmental Condition of the Purchased Assets  . . . . . . . . . 28
      (n)  Seller Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
      (o)  Customer Visits  . . . . . . . . . . . . . . . . . . . . . . . . . 28
5.02  Conditions Precedent to Obligation of Seller  . . . . . . . . . . . . . 28
      (a)  Bringdown of Representations and Warranties;
           Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
      (b)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      (c)  Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . 29
      (d)  Letter of Credit . . . . . . . . . . . . . . . . . . . . . . . . . 29
      (e)  Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . 29
5.03  Deliveries and Proceedings at Closing . . . . . . . . . . . . . . . . . 29
      (a)  Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . . 29
      (b)  Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . 30
5.04  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      (a)  Mutual Consent; Failure of Conditions  . . . . . . . . . . . . . . 31
      (b)  Casualty Damage  . . . . . . . . . . . . . . . . . . . . . . . . . 32

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

ARTICLE VI  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION  . . . . . . . . . . 32
6.01  Survival of Representations . . . . . . . . . . . . . . . . . . . . . . 32
6.02  Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . 32
6.03  Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . 33
6.04  Threshold of Liability  . . . . . . . . . . . . . . . . . . . . . . . . 33
6.05  Notice of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
6.06  Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE VII  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . 34
7.01  Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . 34
7.02  Proration of Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 35
7.03  Bulk Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

7.04  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . 35
7.05  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
7.06  Currency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
7.07  Offset; Assignment; Governing Law . . . . . . . . . . . . . . . . . . . 36
7.08  Amendment and Waiver; Cumulative Effect . . . . . . . . . . . . . . . . 36
7.09  Entire Agreement; No Third Party Beneficiaries  . . . . . . . . . . . . 36
7.10  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
7.11  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE VIII  DEFINITIONS; CONSTRUCTION . . . . . . . . . . . . . . . . . . . 37
8.01  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
8.02  Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43


                                    EXHIBITS


Exhibit A - Assumption Agreement

Exhibit B - Audited Financial Statements of Seller at December 31, 1993, December 31, 1994 and December 31, 1995

Exhibit C - Unaudited Interim Financial Statements of Seller at March 31, 1996

Exhibit D - Consulting Agreement

Exhibit E - Noncompetition Agreement

Exhibit F - Opinion of Legal Counsel to Seller



                                    SCHEDULES


Schedule 1.01(b)    Machinery and Equipment
Schedule 1.01(d)    Other Tangible Assets

Schedule 1.01(i)    Intellectual Property

Schedule 1.03(a)    Assumed Contracts

Schedule 1.03(b)    Assumed Debt

Schedule 1.10       Allocation of Purchase Price

Schedule 2.05       Consents

Schedule 2.07       Liabilities

Schedule 2.08       F8 Furnace Equipment

Schedule 2.09       Taxes

Schedule 2.11       Receivables

Schedule 2.12       Assets

Schedule 2.13       Litigation

Schedule 2.14       Contracts

Schedule 2.16       Real Property

Schedule 2.17       Related Party Transactions

Schedule 2.19       Products Liability

Schedule 2.20       Insurance

Schedule 2.21       Intellectual Property

Schedule 2.22       Benefit Plans

Schedule 2.23       Environmental Matters

Schedule 8.01       Permitted Encumbrances



          THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") dated as of July 26, 1996, by and among AMERICAN SINTERED TECHNOLOGIES, INC., a Pennsylvania corporation ("SELLER"), MR. WILLIAM A. WERNER, a resident of St. Marys, Pennsylvania, individually and as Trustee U/D/T October 21, 1993 F/B/O the Werner Family, ("WERNER"), MR. JAY D. EDEL, a resident of Emporium, Pennsylvania, individually and as Trustee U/D/T October 21, 1993 F/B/O the Edel Family, ("EDEL"), MR. WILLIAM R. FOX, a resident of Emporium, Pennsylvania, individually and as trustee U/D/T October 21, 1993 F/B/O the Fox Family, ("FOX") and MR. WESLEY FYE, SR., a resident of Benezette, Pennsylvania, individually and as Trustee U/D/T October 21, 1993 F/B/O the Fye Family, ("FYE") (Werner, Edel, Fox and Fye are collectively referred to herein as the "SHAREHOLDERS") and AST ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Fansteel, Inc., a Delaware corporation ("BUYER").

                                   WITNESSETH:

          WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock of Seller;

          WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, substantially all of Seller's assets and certain of Seller's liabilities relating to Seller's powder metal parts business (the "BUSINESS") on the terms and subject to the conditions set forth below;

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, Seller, each of the Shareholders and Buyer, each intending to be legally bound hereby, agree as set forth below.



                                   ARTICLE I.
                                 THE TRANSACTION

     1.01. SALE AND PURCHASE OF ASSETS. At the Closing, Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, all of Seller's properties and business as a going concern and goodwill and assets of every kind, nature and description existing on the Closing Date and relating in any way to the Business or otherwise used in the Business or necessary for the operation of the Business, wherever such assets are located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements, except those assets specifically excluded pursuant to Section 1.02, free and clear of all Encumbrances other than Permitted Encumbrances. The properties, business, goodwill and assets of Seller to be transferred hereunder (collectively, the "PURCHASED ASSETS") shall include, without limitation, the following:

     (a) All those certain lots and pieces of ground, together with the buildings, structures and other improvements erected thereon, and together with all easements including the rights and privileges appurtenant thereto the Real Property owned by Seller, including without limitation, the Real Property located at 513 East 2nd Street, Emporium, Pennsylvania.

     (b) All of Seller's machinery, equipment, tooling, dies, jigs, spare parts and supplies, including the items listed on Schedule 1.01(b);

     (c) All of Seller's inventories of raw materials, work-in-process, parts, subassemblies and finished goods, wherever located and whether or not obsolete or carried on Seller's books of account;

     (d) All of Seller's other tangible assets, including office furniture, office equipment and supplies, computer hardware and software, leasehold improvements and vehicles, including the items listed on Schedule 1.01(d);

     (e) All of Seller's cash, cash in banks, cash equivalents, bank and mutual fund accounts, trade and other notes and accounts receivable, deposits, investments, securities, advance payments, prepaid items and expenses (other than prepaid income taxes), deferred charges, rights of offset and credits and claims for refund;

     (f) All of Seller's books, records, manuals, documents, books of account, correspondence, sales and credit reports, customer lists, literature, brochures, advertising material and the like;

     (g) All of Seller's rights under leases for real or personal property, and all of Seller's rights under all other leases, contracts, agreements and purchase and sale orders, including all of Seller's rights under insurance policies and agreements and all other insurance coverage assets;

     (h) All of Seller's claims, choses in action, causes of action and judgments;

     (i) All of Seller's goodwill and rights in and to the name "American Sintered Technologies, Inc." and in any other trade name, trademark, fictitious name or service mark, or any variant of any of them, and any applications therefor or registrations thereof, and any other forms of Intellectual Property including, without limitation, the items listed on Schedule 1.01(i);

     (j)  All of Seller's rights to the Business;

     (k) To the extent not described above, all of the assets to be reflected on the Final Closing Balance Sheet.

     1.02. RETAINED ASSETS. Seller shall retain and the Purchased Assets shall not include the following assets: i) the consideration to be delivered to Seller pursuant to this Agreement, ii) Seller's other rights hereunder, iii) Seller's minute book, stock book and seal, and iv) all claims, choses in action, causes of action and judgments in respect of any litigation matter identified on
Schedule 2.13 and with respect to any other Retained Liability (collectively, the "RETAINED ASSETS").

     1.03. ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall pursuant to an Assumption Agreement substantially in the form of Exhibit A (the "ASSUMPTION AGREEMENT"), assume and agree to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged, the following Liabilities of Seller existing on the Closing Date and only such Liabilities: (i) current trade payables (except for trade payables to any Related Party) and accrued liabilities for current payroll, payroll taxes, and commissions, as of the close of business on the Closing Date (the "ASSUMED CURRENT LIABILITIES"), (ii) Liabilities that arise after the Closing Date under the express terms of the Contracts listed on Schedule 1.03(a) (the "ASSUMED CONTRACTS") and (iii) obligations of Seller under the financing arrangements identified on Schedule 1.03(b) (the "ASSUMED DEBT") (the Assumed Current Liabilities, the Assumed Contracts and the Assumed Debt are collectively referred to herein as the "ASSUMED LIABILITIES"); provided, however, that the Assumed Current Liabilities and the Assumed Debt shall be limited to the amounts shown for such items on the Final Closing Balance Sheet.

     1.04. RETAINED LIABILITIES. Except for the Assumed Liabilities and the Assumed Debt, Buyer does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other Liability of Seller existing on the Closing Date or arising wholly or partially out of any transactions entered into, or any state of facts existing, prior to the Closing Date (the "RETAINED LIABILITIES"), and Seller and the Shareholders shall pay and satisfy when due all Retained Liabilities. Seller and the Shareholders shall, jointly and severally, indemnify and hold harmless Buyer from any loss, liability, damage or expense (including reasonable attorneys' fees) arising out of any failure by Seller and the Shareholders to pay and satisfy when due any Retained Liabilities. Without limiting the foregoing, except for the Assumed Liabilities, the term "Retained Liabilities" shall include Liabilities:

     (a) for or in connection with any dividends, distributions, redemptions, or Security Rights with respect to any security of Seller;

     (b) arising out of any transaction affecting Seller or obligations incurred by Seller after the Closing;

     (c) for expenses, taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all legal and accounting fees and all brokers or finders fees or commissions payable by Seller;

     (d)  under or arising out of this Agreement;

     (e) against which Seller is insured or otherwise indemnified or which would have been covered by insurance (or indemnification) but for a claim by the issuer (or the indemnitor) that the insured (or the indemnitee) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application;

     (f) the existence of which constitute a breach of the representations, warranties or covenants of Seller contained in this Agreement or in any Other Agreement;

     (g)  to indemnify Seller's officers, directors, employees or agents;

     (h) for any Taxes, including transfer Taxes (other than Buyer's share of the realty transfer tax pursuant to Section 7.01 of this Agreement), whether or not by reason of, or in connection with, the transactions contemplated by this Agreement;

     (i)  arising out of any transaction with any Related Party;

     (j) arising out of any violation of any Environmental Law occurring at the Real Property or related to the Business prior to the Closing, whether or not the Seller permitted or participated in the act or omission giving rise to such violation;

     (k) arising out of (1) the release of any Hazardous Material at, from or to the Real Property or any other property owned, leased or operated by Seller or Seller's Affiliates, where such release occurred or was occurring prior to or as of the Closing, or (2) any Environmental Condition at, on, or migrating from the Real Property or any other property owned, leased or operated by Seller or Seller's Affiliates prior to or as of the Closing Date, including in each case any exposure to, or migration of, such Hazardous Material or Environmental Condition which occurs after the Closing; and

     (l) arising from (1) the shipment by Seller prior to Closing of any Hazardous Material from the Business or the Real Property, or (2) the arrangement by Seller prior to the Closing for the treatment or disposal at off-site locations of any waste or Hazardous Materials generated at the Business or Real Property.

     1.05. PURCHASE PRICE. The aggregate purchase price for the Purchased Assets shall be Seven Million Nine Hundred Thousand Dollars ($7,900,000), less the amount of the Assumed Debt, plus the assumption of the Assumed Liabilities (the "PURCHASE PRICE"), subject to the Post-Closing Purchase Price Adjustment as provided in Section 1.08.

     1.06. CLOSING. The consummation of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities, and the consummation of the other transactions contemplated hereby (the "CLOSING") shall take place at 10:00 a.m., local time, on July 31, 1996, or at such later time or date, at a month's end, as the parties may agree or as may be required in order to provide Buyer with sufficient time to complete the due diligence investigation it determines in its sole discretion to be necessary (the "CLOSING DATE"). The Closing shall take place at the offices of Kirkpatrick & Lockhart LLP, 1500 Oliver Building, Pittsburgh, Pennsylvania, or at such other place as the parties agree.

     1.07.  PAYMENT OF PURCHASE PRICE.

     (a) AT CLOSING. At Closing, the Purchase Price shall be paid by Buyer to Seller as follows:

          i) by wire transfer of federal funds in an amount equal to the cash portion of the Purchase Price; and

          ii) by Buyer's assumption of the Assumed Liabilities pursuant to the Assumption Agreement.

     (b)  AFTER CLOSING.   Within five (5) business days after the determination
of the Post-Closing Purchase Price Adjustment is made, Buyer or Seller, as the case may be, shall deliver the Post-Closing Purchase Price Adjustment by wire transfer of federal funds, together with interest on such amount from the Closing Date until paid at a rate equal to five (5%) percent per annum.

     1.08. POST-CLOSING PURCHASE PRICE ADJUSTMENT. If the Working Capital at the close of business on the Closing Date is less than $595,462, then the purchase price shall be reduced dollar-for-dollar by the amount of such deficiency. If the Working Capital at the close of business on the Closing Date is greater than $595,462, then the purchase price shall be increased dollar-for-dollar by the amount of such excess. "WORKING CAPITAL" means Current Assets less the Assumed Current Liabilities, as all of the foregoing is adjusted and calculated in accordance with the procedure established for determining the Final Closing Balance Sheet in Section 1.09.

     1.09.  CLOSING STATEMENTS.

     (a) PRELIMINARY CLOSING BALANCE SHEET. Promptly after the Closing, the Auditors shall, at the sole cost and expense of Seller, prepare a statement of the Current Assets and Assumed Current Liabilities and related notes as of the close of business on the Closing Date (the "PRELIMINARY CLOSING BALANCE SHEET"). The Preliminary Closing Balance Sheet shall consist solely of the Purchased Assets and Assumed Liabilities and shall be prepared in accordance with the Accounting Principles. As used herein, "ACCOUNTING PRINCIPLES" mean GAAP applied on a basis consistent with the 12-31-95 Balance Sheet, except that i) only the Current Assets and the Assumed Current Liabilities shall be included therein, ii) no item shall fail to be included therein or excluded therefrom on the basis of materiality, individually or collectively, and iii) at Buyer's option, the effect of any breaches of the representations and warranties of Seller made herein and discovered by Buyer on or before the date that the Preliminary Closing Balance Sheet is delivered by Seller to Buyer shall be fully reserved therein. Buyer and its representatives shall be provided complete access to all work papers and other information used by Seller in preparing the Preliminary Closing Balance Sheet. The Preliminary Closing Balance Sheet, when delivered by Seller to Buyer, shall be deemed conclusive and binding on the parties for purposes of determining the Post-Closing Purchase Price Adjustment, unless Buyer notifies Seller in writing within ten (10) business days after receipt of the Preliminary Closing Balance Sheet of its disagreement therewith, which notice shall state with reasonable specificity the reasons for any disagreement and identify the items and amounts in dispute. If Buyer does not notify Seller of its disagreement, the amount of the Post-Closing Purchase Price Adjustment will be payable within fifteen (15) business days after receipt of the Preliminary Closing Balance Sheet.

     (b) ARBITRATION. If any disagreement concerning the Post-Closing Purchase Price Adjustment is not resolved by Buyer and Seller within thirty (30) days following the receipt by Buyer of the Preliminary Closing Balance Sheet, the undisputed amount shall be paid in accordance with Section 1.07(b), and Buyer and Seller shall promptly engage (on standard terms and conditions for a matter of such nature) a nationally recognized firm of independent accountants to resolve such dispute. The firm of independent accountants shall be proposed in writing by Buyer to Seller. In the absence of prompt agreement on the identity of the independent accountants, the Pittsburgh, Pennsylvania office of the accounting firm of Ernst & Young LLP shall be engaged by the parties. The engagement agreement with the independent accountants shall require the independent accountants to make their determination with respect to the items in dispute within ninety (90) days following the receipt by Buyer of the Preliminary Closing Balance Sheet. Buyer and Seller shall each pay one-half of the cost of the fees and expenses of such independent accountants at the time of payment of the Post-Closing Purchase Price Adjustment. The resolution by the independent accountants of any dispute concerning the Post-Closing Purchase Price Adjustment shall be final, binding and conclusive upon the parties and shall be the parties' sole and exclusive remedy regarding any dispute concerning the Post-Closing Purchase Price Adjustment.

     (c) FINAL CLOSING BALANCE SHEET. The Preliminary Closing Balance Sheet, as modified by the parties' agreement and by any determination by the independent accountants as described in this Section 1.09, shall be the "FINAL CLOSING BALANCE SHEET."

     1.10. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth in
Schedule 1.10. Buyer and Seller shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise. Any Post-Closing Purchase Price Adjustment shall be allocated among the Purchased Assets in accordance with their respective values shown on Schedule 1.10.

     1.11. PASSAGE OF TITLE. Title to all Purchased Assets shall pass from Seller to Buyer at Closing, subject to the terms and conditions of this Agreement. Buyer assumes no risk of loss to the Purchased Assets prior to Closing.

     1.12. CERTAIN CONSENTS. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, Permit, franchise, or claim included in the Purchased Assets which is by its terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, to provide Buyer with the full realization and value of every contract, agreement, Permit, franchise and claim of the character described in the immediately preceding sentence, Seller agrees that on and after the Closing, it will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify take all reasonable action (including without limitation the appointment of Buyer as attorney-in-fact for Seller) and do or cause to be done all such things as shall in the opinion of Buyer or its counsel be necessary or proper (i) to assure that the rights of Seller under such contracts, agreements, Permits, franchises and claims shall be preserved for the benefit of Buyer and (ii) to facilitate receipt of the consideration to be received by Seller in and under every such contract, agreement, Permit, franchise and claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. Nothing in this Section 1.12 shall in any way diminish Seller's obligations hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable Seller to convey or assign valid title to all the Purchased Assets to Buyer.

                                   ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES
                         OF SELLER AND THE SHAREHOLDERS

     As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller and the Shareholders jointly and severally represent and warrant to Buyer as follows:

     2.01. ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, carry on the Business as now conducted, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

     2.02. AUTHORIZATION; ENFORCEABILITY. This Agreement and each Other Agreement to which Seller or any Shareholder is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of Seller and the Shareholders, enforceable against Seller and the Shareholders in accordance with their respective terms. Each Other Agreement to which Seller or any Shareholder is to become a party pursuant to the provisions hereof, when executed and delivered by Seller, will constitute the legal, valid and binding obligation of Seller and the Shareholders, enforceable against Seller and the Shareholders in accordance with the terms of such Other Agreement. All actions contemplated by this Section 2.02 have been duly and validly authorized by all necessary proceedings by Seller.

     2.03. STOCK OWNERSHIP. The authorized capital stock of Seller consists of 10,000 shares of Common Stock, no par value. On the Closing Date there will be 2,000 shares of Common Stock of Seller issued and outstanding. All of the issued and outstanding Common Stock of Seller is owned free and clear of any Encumbrances by the Shareholders. There are no securities convertible into, or subscriptions, warrants, options, calls, commitments, rights, or agreements relating to, the issuance of any capital stock of Seller or any preemptive rights held by any party with respect to shares of such capital stock.

     2.04. SUBSIDIARIES AND INVESTMENTS. The Purchased Assets do not contain any shares of capital stock of or other equity interest in any corporation, partnership, joint venture or other entity.

     2.05. NO VIOLATION OF LAWS OR AGREEMENTS; CONSENTS. Neither the execution and delivery of this Agreement or any Other Agreement to which Seller is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Seller will: i) contravene any provision of any Governing Document of Seller, ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any Purchased Asset or any other contract, agreement or instrument to which Seller is a party or by which any of its assets may be bound or affected, iii) result in the creation, maturation or acceleration of any Assumed Liability or any other Liability of Seller (or give to any other Person the right to cause such a creation, maturation or acceleration), iv) violate any Law or violate any judgment or order of any Governmental Body to which Seller is subject or by which any of the Purchased Assets or any of its other assets may be bound or affected, or v) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or give to any other Person any interest or right therein. Except as provided in
Schedule 2.05, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery by Seller of this Agreement or any of the Other Agreements to which it is or is to become a party pursuant to the provisions hereof or the consummation by Seller of the transactions contemplated hereby or thereby.

     2.06.  FINANCIAL INFORMATION.

     (a) RECORDS. The books of account and related records of Seller reflect accurately the Purchased Assets and Assumed Liabilities.

     (b) FINANCIAL STATEMENTS. Attached as Exhibit B are the unaudited balance sheets, income statements and statements of cash flows for Seller at December 31, 1993, December 31, 1994 and December 31, 1995 and for the years then ended, and attached hereto as Exhibit C are the unaudited interim balance sheet, income statement and statement of cash flows for Seller at March 31, 1996 and for the fiscal quarter then ended (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements i) are accurate, correct and complete in accordance with the books of account and records of Seller, ii) have been prepared in accordance with income tax basis accounting principles on a consistent basis throughout the indicated periods, and iii) fairly present the financial condition, assets and liabilities and results of operation of Seller at the dates and for the relevant periods indicated in accordance with the Accounting Principles. The Final Closing Balance Sheet, when delivered, shall be accurate, correct and complete in accordance with the books of account and records of Seller and shall fairly present the Current Assets and Assumed Current Liabilities as of the Closing Date in accordance with the Accounting Principles. The Working Capital at December 31, 1995, as determined by reference to the 12-31-95 Balance Sheet, was $595,462.

     2.07. UNDISCLOSED LIABILITIES. Seller has no Liabilities, except: i) those reflected or reserved against on the 12-31-95 Balance Sheet in the amounts shown therein; ii) those not required under GAAP to be reflected or reserved against in the 12-31-95 Balance Sheet that are expressly quantified and set forth in the Contracts; iii) those disclosed on Schedule 2.07; and iv) those of the same nature as those set forth on the 12-31-95 Balance Sheet that have arisen in the ordinary course of business of Seller after the Balance Sheet Date through the date hereof, all of which have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has had or will have an adverse effect on the Business or the financial condition or prospects of Seller and none of which is a Liability for breach of contract or warranty or has arisen out of tort, infringement of any intellectual property rights, or violation of Law or is claimed in any pending or threatened legal proceeding.

     2.08. NO CHANGES. Since the Balance Sheet Date, Seller has conducted the Business only in the ordinary course. Without limiting the generality of the foregoing sentence, since the Balance Sheet Date, there has not been any:
i) adverse change in the financial condition, assets, Liabilities, net worth, earning power, Business or prospects of Seller; ii) damage or destruction to any asset of Seller, whether or not covered by insurance; iii) strike or other labor trouble at Seller or otherwise affecting the Business; iv) declaration or payment of any dividend or other distribution on or with respect to or redemption or purchase by Seller of any shares of capital stock of Seller; v) increase in the salary, wage or bonus of any employee of Seller; vi) asset acquisition, including capital expenditure, in excess of $5,000 in the aggregate, other than the purchase of inventory in the ordinary course of business, and other than the purchase of an F8 furnace, M20 molder, S3 sizer and miscellaneous equipment identified on Schedule 2.08; vii) change in any Seller Plan; viii) change in any method of accounting; ix) payment to or transaction with any Related Party, which payment or transaction is not specifically disclosed on Schedule 2.17; x) disposition of any asset (other than inventory in the ordinary course of business) for more than $5,000 in the aggregate or for less than fair market value; xi) payment, prepayment or discharge of any Liability other than in the ordinary course of business or any failure to pay any Liability when due; xii) write-offs or write-downs of any assets of Seller in excess of $1,000 in the aggregate; xiii) creation, termination or amendment of, or waiver of any right under, any material agreement of Seller; or
xiv) agreement or commitment to do any of the foregoing.

     2.09. TAXES. Seller has filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all Tax Returns that are required to be filed by it prior to or on the Closing Date, pursuant to the Law of each governmental authority with taxing power over it. All such Tax Returns were or will be, as the case may be, correct and complete. Seller has paid or will pay all Taxes that have or will become due as shown on such Tax Returns or pursuant to any assessment received as an adjustment to such Tax Returns, except
i) such Taxes, if any, as are being contested in good faith and disclosed on
Schedule 2.09, ii) such Taxes that are fully reserved against on the 12-31-95 Balance Sheet, and iii) Taxes accruing after the Balance Sheet Date that are not yet due. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a taxing authority of a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. Without limiting the foregoing, Seller has no Liability for any Tax except (x) Taxes disclosed on
Schedule 2.09, (y) Taxes fully reserved on the 12-31-95 Balance Sheet and (z) Taxes accrued after the Balance Sheet Date and fully reserved on the Final Closing Balance Sheet. Seller has withheld and paid all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     2.10. INVENTORY. All of the inventory included in the Purchased Assets is valued on the books and records of Seller and in the Financial Statements as follows: (i) raw materials are valued at cost based on most recent purchase price; (ii) work in process is valued by adding cost of materials and actual labor expended and applying an overhead rate based on actual labor; and
(iii) finished goods inventory is valued by adding cost of materials and actual labor expended and applying an overhead rate based on actual labor, but, in each case, not in excess of market basis in accordance with GAAP. All of the finished goods inventory included in the Purchased Assets is in good, merchantable and usable condition and is saleable in the ordinary course of the business within a reasonable time and at normal profit margins, and all of the raw materials and work-in-process inventory of Seller can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. None of Seller's inventory is obsolete, slow-moving, has been consigned to others or is on consignment from others.

     2.11. RECEIVABLES. Schedule 2.11 discloses all trade and other accounts receivable included in the Purchased Assets ("RECEIVABLES") outstanding as of July 23, 1996 presented on an aged basis and separately identifies the name of each account debtor and the total amount of each related Receivable. All Receivables, whether reflected on the 12-31-95 Balance Sheet, disclosed on
Schedule 2.11 or created after the Balance Sheet Date, arose from bona fide sale transactions of Seller, and no portion of any Receivable is subject to counterclaim, defense or set-off or is otherwise in dispute. Except to the extent of the recorded reserve for doubtful accounts specified on the 12-31-95 Balance Sheet, all of the Receivables are collectible in the ordinary course of business and will be fully collected within 30 days after having been created using commercially reasonable efforts.

     2.12. CONDITION OF ASSETS; TITLE; BUSINESS. The Purchased Assets are in good operating condition and repair and are suitable for the purposes for which they are used in the Business. Seller has good, marketable and exclusive title to all of the Purchased Assets; except as provided in Schedule 2.12, all of the Purchased Assets are reflected on the 12-31-95 Balance Sheet or, under GAAP, are not required to be reflected thereon; the Purchased Assets include all assets that are necessary for use in and operation of the Business; and none of the Purchased Assets is subject to any Encumbrance or impairment, whether due to its condition, utility, collectability or otherwise, other than Permitted Encumbrances. Seller is engaged in the Business and no other business.

     2.13. NO PENDING LITIGATION OR PROCEEDINGS. No action, suit, investigation, inquiry, claim or proceeding of any nature or kind whatsoever ,

whether civil, criminal or administrative, by or before any Governmental Body or arbitrator ("LITIGATION") is pending or, to the knowledge of Seller, threatened against or affecting Seller, the Business, any of the Purchased Assets, the Assumed Liabilities, or any of the transactions contemplated by this Agreement or any Other Agreement, there is no basis for any such Litigation and Seller has not received any communication regarding the possibility of any of such Litigation. Except as disclosed in Schedule 2.13, since its inception Seller has not been a party to any other Litigation. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Seller, the Business, any of the Purchased Assets, the Assumed Liabilities, or any of the transactions contemplated by this Agreement or any Other Agreement. Except as provided in Schedule 2.13, Seller does not have pending any Litigation against any third party.

     2.14. CONTRACTS; COMPLIANCE. Disclosed on Schedule 2.14 is a brief description of each contract, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, included in the Purchased Assets and that i) is material to the Business, individually or in the aggregate, ii) involves the purchase, sale or lease of any asset, materials, supplies, inventory or services in excess of $1,000 per year, iii) has an unexpired term of more than six months from the date hereof, taking into account the effect of any renewal options, iv) relates to the borrowing or lending of any money or guarantee of any obligation in excess of $1,000, v) limits the right of Seller (or, after Closing, Buyer) to compete in any line of business or otherwise restricts any right Seller (or, after Closing, Buyer) may have, vi) is an employment or consulting contract involving payment of compensation and benefits in excess of $1,000 per year, or
vii) was not entered into in the ordinary course (each, a "CONTRACT" and collectively, the "CONTRACTS"). Each Contract is a legal, valid and binding obligation of Seller and is in full force and effect. Seller and each other party to each Contract have performed all obligations required to be performed by them respectively thereunder and are not in breach or default, and are not alleged to be in breach or default, in any respect thereunder, and no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, would give to any Person the right to cause such a termination or would cause an acceleration of any obligation thereunder. Seller is not currently renegotiating any Contract nor has Seller received any notice of non-renewal or price increase or sales or production allocation with respect to any Contract.

     2.15. PERMITS; COMPLIANCE WITH LAW. Seller holds and the Purchased Assets include all permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations required under any applicable Law or otherwise advisable in connection with the operation of the Purchased Assets and Business (each, a "PERMIT" and collectively, "PERMITS"). Each Permit is valid, subsisting and in full force and effect. Seller is in compliance with and has fulfilled and performed its obligations under each Permit, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a breach or default under any Permit. Seller has not been since August 1, 1990 nor is it currently in violation of any Law and has received no notice of any violation of Law, and no event has occurred or condition or state of facts exists that could give rise to any such violation. Seller has not received any notice of non-renewal of any Permit.

     2.16. REAL PROPERTY. Schedule 2.16 discloses and summarizes all real properties currently owned, used or leased by Seller or in which Seller has an interest that are included in the Purchased Assets (collectively, the "REAL PROPERTY") and identifies the record title holder of all of the Real Property. Seller has good and marketable fee simple title to all Real Property shown as owned by it on Schedule 2.16, free and clear of all Encumbrances other than Permitted Encumbrances. Seller has the right to quiet enjoyment of all Real Property in which it holds a leasehold interest for the full term, including all renewal rights, of the lease or similar agreement relating thereto. Copies of all title insurance policies written in favor of Seller and all surveys relating to the Real Property owned by Seller have been delivered to Buyer. All structures and other improvements on all Real Property owned by Seller are within the lot lines and do not encroach on the properties of any other Person, and the use and operation of all Real Property conform to all applicable building, zoning, safety and subdivision Laws, Environmental Laws and other Laws, and all restrictive covenants and restrictions and conditions affecting title. Except as set forth in Schedule 2.16, no portion of any Real Property is located in a flood plain, flood hazard area or designated wetlands area. Seller has not received any written or oral notice of assessments for public improvements against any Real Property or any written or oral notice or order by any Governmental Body, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions that i) relates to violations of building, safety or fire ordinances or regulations, ii) claims any defect or deficiency with respect to any of such properties or iii) requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same. Each parcel of Real Property owned by Seller is considered a separate parcel of land for taxing and conveyancing purposes.
There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property owned by Seller. All public utilities (including water, gas, electric, storm and sanitary sewage, and telephone utilities) required to operate the facilities of Seller are available to such facilities, and such utilities enter the boundaries of such facilities through adjoining public streets, easements or rights-of-way of record in favor of Seller. Such public utilities are all connected pursuant to valid permits, are all in good working order and are adequate to service the operations of such facilities as currently conducted and permit full compliance with all requirements of Law. Seller has not received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to any facility of Seller. All Real Property used by Seller has access to a publicly opened street.

     2.17. TRANSACTIONS WITH RELATED PARTIES. No Related Party is or has been since January 1, 1991 a party to any transaction, agreement or understanding with Seller except pursuant to arrangements disclosed on Schedule 2.17. No Related Party uses any of the Purchased Assets except directly in connection with the Business, and no Related Party owns or has any interest in any Purchased Asset or other asset used in the Business. No Related Party has any claim of any nature, including any inchoate claim, against any of the Purchased Assets or the Business. Except as expressly provided herein or in any Other Agreement or as otherwise may be mutually agreed after Closing, (i) no Related Party will at any time after Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from Buyer, and (ii) Buyer will not at any time after Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party.

     2.18. LABOR RELATIONS. The relations of Seller with its employees are good. No employee of Seller is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the knowledge of Seller, threatened against, involving, affecting or potentially affecting Seller. No complaint against Seller is pending or, to the knowledge of Seller, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of Seller. Seller has no Liability for sick leave, vacation time, severance pay or any similar item not fully reserved on the 12-31-95 Balance Sheet. Seller has no Liability for any occupational disease of any of its employees, former employees or others. Neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay obligation under any contract or under any Law.

     2.19. PRODUCTS LIABILITY; WARRANTIES. Buyer shall have no Liability after the Closing Date relating to any product manufactured, distributed or sold by Seller prior to the Closing Date, whether or not such Liability relates to products that are defective or improperly designed or manufactured or in breach of any express or implied product warranty. Schedule 2.19 discloses and describes the terms of all express product warranties heretofore made by Seller.

     2.20. INSURANCE. Schedule 2.20 discloses all insurance policies with respect to which Seller is or has ever been the owner, insured or beneficiary. Such policies are reasonable, in both scope and amount, in light of the risks attendant to the Business and are comparable in coverage to policies customarily maintained by others engaged in similar lines of business.

     2.21. INTELLECTUAL PROPERTY RIGHTS. Schedule 2.21 discloses all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by Seller in or applicable to the Business. Seller has the entire right, title and interest in and to, or has the exclusive perpetual royalty-free right to use, the intellectual property rights disclosed on
Schedule 2.21 and all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, and other proprietary rights necessary or applicable to or advisable for use in the Business ("INTELLECTUAL PROPERTY"), free and clear of all Encumbrances. Schedule 2.21 separately discloses all Intellectual Property under license. The Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. To the knowledge of Seller, no Person is infringing upon nor has any Person misappropriated any Intellectual Property. Seller is not infringing upon the intellectual property rights of any other Person.

     2.22.  EMPLOYEE BENEFITS.

     (a) BENEFIT PLANS; SELLER PLANS. Schedule 2.22 discloses all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement (each, a "BENEFIT PLAN"), whether or not funded and whether or not terminated, (i) maintained or sponsored by Seller, or (ii) with respect to which Seller has or may have Liability or is obligated to contribute, or (iii) that otherwise covers any of the current or former employees of Seller or their beneficiaries, or (iv) as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "SELLER PLAN").

     (b) SELLER GROUP MATTERS; FUNDING. Neither Seller nor any corporation that may be aggregated with the Seller under Sections 414(b), (c), (m) or (o) of the Code (the "SELLER GROUP") has any obligation to contribute to or any Liability under or with respect to any Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. Seller does not have any Liability, and after the Closing Buyer will not have any Liability, with respect to any Benefit Plan of any other member of the Seller Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, withdrawal Liability or otherwise. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the IRS been received or requested with respect to any Seller Plan or any Benefit Plan of any member of the Seller Group and no excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any of such plans.

     (c) COMPLIANCE. Each Seller Plan and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable Laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Seller Plan is or is proposed to be under audit or investigation, and no completed audit of any Seller Plan has resulted in the imposition of any Tax, fine or penalty.

     (d) QUALIFIED PLANS. Schedule 2.22 discloses each Seller Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "QUALIFIED PLAN"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter. No member of the Seller Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

     (e) NO DEFINED BENEFIT PLANS. No Seller Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA (a "DEFINED BENEFIT PLAN"). No Defined Benefit Plan sponsored or maintained by any member of the Seller Group has been terminated or partially terminated after September 1, 1974, except as set forth on Schedule 2.22. Each Defined Benefit Plan listed as terminated on
Schedule 2.22 has met the requirement for standard termination of single-employer plans contained in Section 4041(b) of ERISA. During the five year period ending on the Closing Date, no member of the Seller Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor in any manner described in Sections 414(b), (c), (m) or (o) of the Code.

     (f) MULTIEMPLOYER PLANS. No Seller Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"). No member of the Seller Group has withdrawn from any Multiemployer Plan or incurred any withdrawal Liability to or under any Multiemployer Plan. No Seller Plan covers any employees of any member of the Seller Group in any foreign country or territory.

     (g) PROHIBITED TRANSACTIONS; FIDUCIARY DUTIES; POST-RETIREMENT BENEFITS. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Seller Plan exists or has occurred that could subject Seller to any Liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No member of the Seller Group, nor any administrator or fiduciary of any Seller Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject Seller to any Liability for a breach of fiduciary or other duty under ERISA or any other applicable Law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Seller Plan that is a welfare benefit plan as described in ERISA Section 3(1).

     2.23.  ENVIRONMENTAL MATTERS.

          (A) Seller and its assets and business (including, without limitation, the Real Property) are in compliance with all Environmental Laws and Environmental Permits. A copy of any notice, citation, inquiry or complaint which Seller has received in the past five years of any alleged violation of or liability or potential liability under any Environmental Law or Environmental Permit is contained in Schedule 2.23, and all violations alleged in said notices have been corrected. There have been no environmental investigations, studies, audits, tests, reviews or analyses relating to the Real Property conducted by Seller, or any consultant engaged by Seller, except as described in Schedule
2.23. True and complete copies of all reports issued in connection with such investigations, etc. have previously been provided to Buyer. Seller possesses all Environmental Permits which are required for the operation of the Business, and is in compliance with the provisions of all such Environmental Permits.

Seller now holds, and Seller in the past has held, all Environmental Permits required with respect to its Business, operations, activities, properties and assets. Schedule 2.23 sets forth a list of all such Environmental Permits required for the present businesses, operations, activities, properties and assets of Seller, identifying the nature of each Environmental Permit, the number or other identifier of the Environmental Permit, the Governmental Body which issued or has jurisdiction over such Environmental Permit, the person required to hold such Environmental Permit, the person actually named as the holder of the Environmental Permit, the issuance date and the expiration date of each Environmental Permit. All such Environmental Permits are in full force and effect, and each such Environmental Permit is final, any fixed period for appeal or review having elapsed (other than as to ongoing compliance or modification during the term of such Environmental Permit as otherwise provided by law). No such Environmental Permit is subject to any pending suit, action, inquiry, investigation, proceeding or appeal. There have been and there exist no events, incidents, conditions, actions, agreements or circumstances which would reasonably be expected to prevent, interfere with, or increase the cost of compliance with any Environmental Law or Environmental Permit, or the obtaining of timely renewal of any such Environmental Permit.

          (B) Except for environmental matters described in Schedule 2.23 to this Agreement, there has been no storage, treatment, generation, transportation or Release of any Hazardous Materials by Seller or by any other person or entity for which Seller is or may be held responsible, or by any other person, at Seller's direction or authorization (hereinafter, collectively "SELLER OR SELLER'S AGENTS OR AFFILIATES") in violation of, or which could give rise to, any obligation or the incurrence of any damages under, Environmental Laws.
Schedule 2.23 contains a complete and accurate listing of all facilities to which Hazardous Materials generated by Seller were sent for storage, treatment, processing or disposal. No such storage, treatment, processing or disposal facility is listed or proposed for listing on the National Priorities List established pursuant to CERCLA or any list established by another Governmental Body of sites requiring investigation or response action. Neither Seller nor Seller's Agents or Affiliates have arranged for the treatment or disposal of any Hazardous Material, or arranged for the transport of a Hazardous Material for treatment or disposal, at or to any facility listed or proposed for listing on the National Priorities List established pursuant to CERCLA or any list established by another Governmental Body of sites requiring investigation or response action, or to any other location that is the subject of an investigation, enforcement action or response action by any Governmental Body or other party that could lead to claims against Seller for investigation, response action, damages to natural resources, property damage, or personal injury.

          (C) Schedule 2.23 sets forth a complete list of all Containers that are now present at, or have heretofore been removed by Seller or Seller's Agents or Affiliates from, the Real Property or other real property owned, leased, operated, managed or controlled by Seller. All such existing Containers and associated piping are in sound condition, have been properly maintained, tested and monitored in compliance with applicable Environmental Laws, and no spills or leaks have occurred from or in relation with such tanks and piping. Any Containers on the Real Property which were previously removed from service have been properly closed in compliance with all applicable Environmental Laws. With respect to each Container which has been removed from service or closed, testing and observations confirm either that there were no spills, leaks or other contamination related to such Containers and associated piping, or that any such contamination has been removed.

          (D) Without in any way limiting the generality of the foregoing, except as disclosed in Schedule 2.23:

               (i) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, operated, leased, managed or controlled by Seller or located on the Real Property;

              (ii) no polychlorinated biphenyls are used or stored on the Real Property or any other real property owned, operated, leased, managed or controlled by Seller;

             (iii)  there are no locations currently or formerly owned,

operated, leased, managed or controlled by Seller or included within the Real Property at which any Hazardous Material generated, used, owned or controlled by Seller or Seller's Agents or Affiliates (or by any previous owner or operator of any of the Real Property) have been disposed of or Released into the Environment; and

              (iv) no Encumbrance has been recorded under any Environmental Law with respect to the Real Property or any other real property or facility owned, operated, leased, managed or controlled by Seller.

          (E) None of the Real Property or any other real property or facility owned, operated, leased, managed or controlled by Seller is listed or proposed for listing on the National Priorities List or on CERCLIS, both promulgated under CERCLA, or on any state or local list of sites requiring removal, remedial response or corrective action pursuant to any Environmental Law.

     2.24. CUSTOMER RELATIONS. There exists no condition or state of facts or circumstances involving Seller's customers, suppliers, distributors or sales representatives that Seller can reasonably foresee could adversely affect the Business or the Purchased Assets after the Closing Date.

     2.25. FINDERS' FEES. Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement, other than the engagement by Seller of Geneva Corporate Finance, Inc., whose fee will be paid by the Shareholders.

     2.26. DISCLOSURE. None of the representations or warranties of Seller and the Shareholders contained herein and none of the information contained in the Schedules referred to in Article II is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

                                  ARTICLE III.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Seller and the Shareholders to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Seller and the Shareholders as follows:

     3.01. ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

     3.02. AUTHORIZATION; ENFORCEABILITY. This Agreement and each Other Agreement to which Buyer is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms. Each Other Agreement to which Buyer is to become a party pursuant to the provisions hereof, when executed and delivered by Buyer, will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms of such Other Agreement. All actions contemplated by this Section 3.02 have been duly and validly authorized by all necessary proceedings by Buyer.

     3.03. NO VIOLATION OF LAWS; CONSENTS. Neither the execution and delivery of this Agreement or any Other Agreement to which Buyer is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Buyer will: i) contravene any provision of any Governing Document of Buyer, or ii) violate any Law or any judgment or order of any Governmental Body to which Buyer is subject or by which any of its assets may be bound or affected. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery by Buyer of this Agreement or any of the Other Agreements to which Buyer is or is to become a party pursuant to the provisions hereof or the consummation by Buyer of the transactions contemplated hereby or thereby.

     3.04. NO PENDING LITIGATION OR PROCEEDINGS. No Litigation is pending or, to the knowledge of Buyer, threatened against or affecting Buyer in connection with any of the transactions contemplated by this Agreement or any Other Agreement to which Buyer is or is to become a party. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Buyer in connection with the transactions contemplated by this Agreement or any Other Agreement to which Buyer is or is to become a party.

     3.05. FINDERS' FEES. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

                                   ARTICLE IV.
                                CERTAIN COVENANTS

     4.01. CONDUCT OF BUSINESS PENDING CLOSING. From and after the date hereof and until the Closing Date, unless Buyer shall otherwise consent in writing, Seller shall, and the Shareholders shall cause Seller to, conduct its affairs as follows:

     (a) ORDINARY COURSE; COMPLIANCE. The Business shall be conducted only in the ordinary course and consistent with past practice. Seller shall use its best efforts not to violate any Law applicable to Seller, the Business or the Purchased Assets nor violate any order, injunction or decree applicable to the Business. Seller shall maintain the Purchased Assets and Assumed Liabilities consistent with past practice and shall comply in a timely fashion with the provisions of all Contracts and Permits and its other agreements and commitments. Seller shall use its best efforts to keep the Business organization intact, keep available the services of its present employees and preserve the goodwill of its suppliers, customers and others having business relations with it. Seller shall maintain its books, accounts and records in the usual, regular and ordinary course and in compliance with all applicable laws. Seller shall maintain in full force and effect its policies of insurance, subject only to variations required by the ordinary operations of the Business, or else shall obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

     (b) TRANSACTIONS. Seller shall not: i) make any distribution with respect to its capital stock; ii) enter into any contract or commitment, except those made in the ordinary course of business, the terms of which are consistent with past practice, without the prior written consent of Buyer; iii) enter into any employment or consulting contract or arrangement that is not terminable at will and without penalty or continuing obligation; iv) fail to pay any Liability or charge when due, other than Liabilities contested in good faith by appropriate proceedings; v) take any action that is reasonably likely to result in the occurrence of any event described in Section 2.08; or vi) take any action or omit to take any action that will cause a breach or termination of any Permit or Contract, other than termination by fulfillment of the terms thereunder.

     4.02. ACCESS, INFORMATION AND DOCUMENTS. From and after the date hereof and until the Closing Date, unless Buyer shall otherwise consent in writing, Seller shall give to Buyer and to Buyer's employees and representatives (including accountants, actuaries, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, Tax Returns, contracts, commitments, records, officers, personnel and accountants (including independent public accountants and their workpapers concerning Seller) of Seller and shall furnish to Buyer all such documents and copies of documents and all information with respect to the properties, Liabilities and affairs of Seller as Buyer may reasonably request (documents among the foregoing collectively, the "INSPECTION DOCUMENTS"). Without limiting the foregoing, the Inspection Documents shall include and Seller shall promptly provide Buyer with a complete list of equipment and personal property; minute books; corporate records of any nature whatsoever; all engineering reports and studies relative to the Purchased Assets; copies of all communications, inspections and proceedings by any Governmental Body relating to the Purchased Assets; copies of all material agreements applicable to the Assets, including three (3) years of financial records, including tax returns; all financing documents; industrial revenue bonds; documents and PIDA loan agreements and a schedule and aging of all accounts payable and receivable.

     4.03. PUBLICITY. From and after the date hereof and until the Closing Date, Seller and Buyer shall not issue any press release or otherwise make any announcements to the public or the employees of Seller with respect to this Agreement without the prior written consent of the other, except as required by Law.

     4.04. FULFILLMENT OF AGREEMENTS. Each party hereto shall use its best efforts to cause all of those conditions to the obligations of the other under
Article V that are not beyond its reasonable control to be satisfied on or prior to the Closing and shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Seller shall, prior to Closing, make reasonable efforts to obtain the consents identified in Schedule 2.05, and Seller and the Shareholders shall take such actions as are reasonably necessary to insure that the PIDA loans, industrial revenue bonds, and other publicly backed financing currently reflected on Seller's financial statements continue in effect according to their respective terms after the Closing for the benefit of Buyer and the Business.

     4.05.  CERTAIN TRANSITIONAL MATTERS.

     (a) COLLECTION OF ACCOUNTS RECEIVABLE. Seller agrees that Buyer, from and after the Closing, shall have the right and authority to collect for Buyer's own account all accounts receivable and other items which shall be transferred to Buyer as provided herein.

     (b) ENDORSEMENT OF CHECKS. From and after the Closing, Buyer shall have the right and authority to retain and endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Buyer on account of any of the Business and Purchased Assets transferred to Buyer hereunder.

     (c) REMIT FUNDS. After the Closing, Seller shall promptly transfer and deliver to Buyer any cash or other property, if any, that Seller may receive related to the Business or the Purchased Assets.

     (d) ASSUMED LIABILITIES CONTROLLED BY BUYER. From and after the Closing, Buyer shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any Assumed Liability, and Buyer shall have the right to conduct and control all negotiations and proceedings with respect thereto. Seller shall notify Buyer immediately of any claim made with respect to any Assumed Liability and shall not, except with the prior written consent of Buyer, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liability.
Seller shall cooperate with Buyer in connection with any negotiations or proceedings involving any Assumed Liability.

     (e) USE OF NAME "AMERICAN SINTERED TECHNOLOGIES, INC." Promptly after the date hereof, Seller shall change its name to a name bearing no resemblance to its present name.

     (f) INSURANCE. Following the Closing, Seller and the Shareholders shall, to the extent that coverage under Seller's insurance policies extends to include the Business in respect of claims or occurrences concerning Seller prior to the Closing, (i) take no action to eliminate or reduce such coverage, other than normal elimination or reduction of coverage as they occur by virtue of the filing of claims in the ordinary course under such insurance policies, (ii) pay when due any premiums under such policies for periods, including retrospective or retroactive premium adjustments and (iii) use its best efforts to assist in filing and processing claims under, and otherwise cooperate with Buyer and its Subsidiaries (and their successors) to allow them, in their own names, or on behalf of Seller, to obtain all coverage benefits applicable to the Business under such insurance policies, including the execution of assignments or powers of attorney for the benefit of Buyer and the Subsidiaries. Any proceeds of insurance paid by an insurer to Seller for claims of Buyer or the Subsidiaries made in accordance with this Section 4.05(f) shall be promptly paid to Buyer.

     (g) ASSISTANCE. Seller shall cooperate with and assist Buyer and its authorized representatives in order to provide, to the extent reasonably requested by Buyer, an efficient transfer of control of the Purchased Assets and to avoid any undue interruption in the activities and operations of the Business following the Closing Date.

     4.06. NO SOLICITATION OF THE EMPLOYEES OF THE BUSINESS. For a period of six (6) years from and after the Closing Date (i) neither Seller nor any Shareholder shall induce any employee of Buyer or its Affiliates or seek to induce to leave the employ of Buyer or any of its Affiliates or, without the prior written consent of Buyer, employ or otherwise use the services of, any employee employed in the Business, other than any such employee whose employment is terminated by Buyer or any of its Affiliates prior to such time and (ii) the Shareholders shall use their respective best efforts to cause Related Parties of Seller and the Shareholders not to induce any employee of Buyer or its Affiliates or seek to induce to leave the employ of Buyer or any of its Affiliates or, without the prior written consent of Buyer, employ or otherwise use the services of, any employee employed in the Business, other than any such employee whose employment is terminated by Buyer or any of its Affiliates prior to such time.

     4.07. NONCOMPETITION. For a period of six (6) years from and after the Closing Date, neither Seller nor any Shareholder, by itself/himself or in partnership or in conjunction with or as an employee, officer, director, manager or agent of any other person, firm, corporation or other entity, either directly or indirectly, shall undertake or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any person, firm, corporation or other entity engaged or interested in, manufacturing, sales, distribution, solicitation of sales, or any related activities involving powder metal parts within North America or Mexico. Seller and the Shareholders acknowledge that in the event of its/his violation of the covenants contained in this Section 4.07, Buyer's damages will be difficult to ascertain and Buyer's remedy at law will be inadequate. Accordingly, Seller and the Shareholders agree that, in addition to such remedies as Buyer may have at law, Buyer shall be entitled to specific performance of such covenants and to an injunction to prevent any continuing violation thereof.

     If any of the provisions or covenants contained in this Section 4.07 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If any of the provisions of or covenants contained in this Section 4.07 are held to be unenforceable in any jurisdiction because of the duration or geographical scope thereof, the parties agree that the court making such determination shall have the power to reduce the duration or geographical scope of such provision or covenant and, in its reduced form, said provision or covenant shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of this Section 4.07 in any other jurisdiction.

     4.08. SEVERANCE AND TERMINATION PAYMENTS. Seller and the Shareholders agree, jointly and severally, to i) pay, perform and discharge any and all severance payments and other Liabilities with respect to employees of Seller which result from the transfer of the Purchased Assets hereunder and the employment by Buyer of those employees and ii) indemnify and hold harmless Buyer and its directors, officers and affiliates from and against any and all losses, Liabilities, damages, costs and expenses, including reasonable legal fees and disbursements, that any of the aforesaid may suffer or incur by reason of or relating to any Liabilities referred to in clause (i) above.

     4.09. SELLER'S EMPLOYEES. Except as contemplated by written employment agreements signed by Buyer on or before the date hereof, Buyer shall have the right, but not the obligation, to employ any or all of the employees of Seller.

     4.10.  WORKERS' COMPENSATION AND DISABILITY CLAIMS.

     (a) SELLER'S LIABILITY. Seller shall remain liable for all Liability for all workers' compensation, disability and occupational diseases of, or with respect to, all of Seller's employees attributable, wholly or partially, to injuries, claims, conditions, events and occurrences occurring on or before the Closing Date, in each case without regard to whether such injuries, claims, conditions, events and occurrences are known or otherwise manifest on or before the Closing Date.

     (b) BUYER'S LIABILITY. Buyer shall be liable for all Liability for all workers' compensation, disability and occupational diseases of, or with respect to, all of employees of Seller hired by Buyer attributable solely to injuries, claims, conditions, events and occurrences first occurring after the Closing Date.

     4.11. CERTAIN ENVIRONMENTAL MATTERS. Seller shall remain liable for any and all loss, Liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law occurring prior to the Closing, any environmental activity conducted on or with respect to any property at or prior to the Closing or any Environmental Condition existing on or with respect to any property at or prior to the Closing, in each case whether or not Seller permitted or participated in such act or omission.

     4.12. ASSUMED DEBT. Buyer, Seller and each Shareholder shall use commercially reasonable efforts to obtain all required consents to assignment of the Assumed Debt and the release (the "GUARANTY RELEASES") of the guaranty obligations of the Shareholders thereunder (the "SHAREHOLDER GUARANTIES"). In the event that any Guaranty Releases are not obtained within ninety (90) days of the Closing, Buyer shall cause the obligations underlying the Shareholder Guaranties to be repaid and the Letter of Credit (as hereinafter defined) shall terminate.

                                   ARTICLE V.
                       CONDITIONS TO CLOSING; TERMINATION

     5.01. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER. The obligation of Buyer to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Buyer at Buyer's sole option:

     (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Seller and the Shareholders contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Seller and the Shareholders shall have performed in all respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it/him at or before the Closing.

     (b) LITIGATION. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby or that would limit or adversely affect Buyer's ownership of the Purchased Assets or assumption of the Assumed Liabilities, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or any of the Other Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

     (c) NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the Business or any of the assets, results of operations, Liabilities, prospects or condition, financial or otherwise, of Seller.

     (d) CLOSING CERTIFICATE. Seller shall have delivered a certificate, dated the Closing Date, in such detail as Buyer shall request, certifying to the fulfillment of the conditions set forth in subparagraphs (a), (b) and (c) of this Section 5.01. Such certificate shall constitute a representation and warranty of Seller and the Shareholders with regard to the matters therein for purposes of this Agreement.

     (e) ARRANGEMENTS WITH EMPLOYEES. Substantially all of Seller's employees who have received offers of employment with Buyer shall have accepted employment with Buyer effective on the Closing Date and Buyer shall have entered into arrangements with key employees of Seller satisfactory to Buyer in its sole discretion.

     (f) CONSULTING AGREEMENT AND NONCOMPETITION AGREEMENT. Buyer shall have entered into a consulting agreement with a partnership formed by the Shareholders and each of the Shareholders in the form attached hereto as Exhibit D (each, a "CONSULTING AGREEMENT" and the "CONSULTING AGREEMENT") and a noncompetition agreement with each of the Shareholders in the form attached hereto as Exhibit E (the "NONCOMPETITION AGREEMENT").

     (g) CLOSING DOCUMENTS. Buyer shall have received the other documents referred to in Section 5.03(a). All agreements, certificates, opinions and other documents delivered by Seller and the Shareholders to Buyer hereunder shall be in form and substance satisfactory to Buyer in its sole discretion.

     (h) TITLE INSURANCE. Buyer shall have obtained for all Real Property owned by Seller and all material leasehold interests held by Seller final marked commitments to issue to Buyer ALTA (1990-Form B with appropriate state endorsements) owner's policies of title insurance in coverage amounts equal to the fair market values of such Real Property or leasehold interests, insuring good and marketable fee simple title to such Real Property and good title to such leasehold interests with mechanic's liens coverage and such endorsements as Buyer may have reasonably requested and with exceptions only for i) ALTA standard printed exceptions (other than mechanic's and materialmen's liens and rights of possession), and ii) Permitted Encumbrances.

     (i) OTHER DELIVERIES. Buyer shall have received with respect to the Real Property owned by Seller:

          i) surveys of such property which conform to the standards set forth in the ALTA/American Congress on Surveying and Mapping Minimum Standard Detail Requirements for Land Title Surveys and which disclose no state of facts inconsistent with the representations and warranties of Seller set forth in
Section 2.16 hereof and are otherwise acceptable to Buyer;

          ii) ALTA extended coverage statements/affidavits in form and substance satisfactory to Buyer's title insurer regarding title, mechanic's liens and such other customary matters as may be reasonably requested by Buyer or Buyer's title insurer; and

          iii) a certificate, duly executed and acknowledged by an officer of Seller under penalties of perjury, in the form prescribed by Treasury Regulation section 1.1445-2(b)(2)(iii), stating a) Seller's name, address and Federal tax identification number, and b) that it is not a "foreign person" within the meaning of Section 1445 of the Code.

     (j)  CONSENTS.  Seller shall have received the consents, approvals and actions of the Persons referred to in Schedule 2.05.

     (k) DUE DILIGENCE. Buyer and its lenders shall be satisfied, in their sole and absolute discretion, with the results of Buyer's legal and business investigation of Buyer.

     (l) BOARD OF DIRECTORS' APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by Buyer's board of directors.

     (m) ENVIRONMENTAL CONDITION OF THE PURCHASED ASSETS. Buyer shall have obtained adequate information regarding the environmental condition of the Purchased Assets and shall be satisfied with the environmental condition of the Purchased Assets. If Buyer has determined that remediation is required, such remediation shall have been accomplished to the satisfaction of Buyer, or Seller shall have provided adequate funding or guarantees, as determined by Buyer, for such remediation.

     (n) SELLER PLANS. Buyer shall be satisfied with the status of the Seller Plans.

     (o) CUSTOMER VISITS. An officer of Buyer, accompanied by one of Seller's officers, shall have visited each of Seller's four (4) major customers shortly before the Closing Date, and Buyer's officer shall be satisfied with Seller's business relationships with such customers.

     5.02. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER. The obligation of Seller to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Seller at Seller's sole option:

     (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Buyer shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

     (b) LITIGATION. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or the Other Agreements or seeking monetary or other relief by reason of the consummation of such transactions.

     (c) CLOSING CERTIFICATE. Buyer shall have delivered a certificate, dated the Closing Date, in such detail as Seller shall request, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this
Section 5.02. Such certificate shall constitute a representation and warranty of Buyer with regard to the matters therein for purposes of this Agreement.

     (d) LETTER OF CREDIT. Buyer shall have delivered a letter of credit (the "LETTER OF CREDIT") in favor of the Shareholders in an amount equal to the outstanding principal amount of the Assumed Debt and which will terminate upon receipt of the Guaranty Releases.

     (e) CLOSING DOCUMENTS. Seller shall also have received the other documents referred to in Section 5.03(b). All agreements, certificates, opinions and other documents delivered by Buyer to Seller hereunder shall be in form and substance satisfactory to Seller.

     5.03.  DELIVERIES AND PROCEEDINGS AT CLOSING.

     (a)  DELIVERIES BY SELLER.  Seller and the Shareholders shall deliver or cause to be delivered to Buyer at the Closing:

          i) A general warranty deed or deeds to the Real Property owned by Seller included in the Purchased Assets in a form acceptable to Buyer, duly executed and acknowledged by Seller.

          ii) A general warranty bill of sale and instrument of assignment to the other Purchased Assets in a form acceptable to Buyer, duly executed by Seller.

          iii) Assignments of all transferable or assignable licenses, Permits and warranties relating to the Purchased Assets and of any trademarks, trade names, patents and other Intellectual Property, duly executed by Seller and in forms acceptable to Buyer.

          iv) Title certificates to any motor vehicles included in the Purchased Assets duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles).

          v) A cashier's or certified check drawn by Seller to the order of Buyer in the aggregate amount of all of Seller's cash on hand and in banks less an amount equal to all uncleared checks that have been drawn by Seller prior to the Closing in payment of any Assumed Liabilities (and Seller shall retain in such banks amounts equal to the amounts of such uncleared checks).

          vi) Certificates of the appropriate public officials to the effect that Seller was a validly existing corporation in good standing in its state of incorporation as of a date not more than 10 days prior to the Closing Date.

          vii) Incumbency and specimen signature certificates dated the Closing Date, signed by the officers of Seller and certified by its Secretary.

          viii) True and correct copies of (A) the Governing Documents (other than the bylaws) of Seller as of a date not more than 10 days prior to the Closing Date, certified by the Secretary of State of Seller's state of incorporation and (B) the bylaws of Seller as of the Closing Date, certified by the Secretary of Seller.

          ix) A Certificate of the Secretary of Seller (A) setting forth all resolutions of the Board of Directors of Seller and the Shareholders authorizing the execution and delivery of this Agreement and the performance by Seller of the transactions contemplated hereby, and (B) to the effect that the Governing Documents of Seller delivered pursuant to Section 5.03(a)(viii) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

          x) General releases by all officers and directors of Seller of all Liability of Seller to them and of any claim that they or any of them may have against Seller.

          xi) The opinion of Eberhardt, Goldstein, Heslop, Steele, Clapper & Oswalt, legal counsel to Seller and the Shareholders, in substantially the form of Exhibit F.

          xii) Such other agreements and documents as Buyer may reasonably request.

     (b) DELIVERIES BY BUYER. Buyer shall deliver or cause to be delivered to Seller at the Closing:

          i) A wire transfer of federal funds in accordance with Section 1.07(a)(i) pursuant to complete wire transfer instructions delivered by Seller to Buyer in writing at least five days prior to Closing.

          ii)  The Assumption Agreement.

          iii) A certificate of the appropriate public official to the effect that Buyer is a validly existing corporation in its state of incorporation as of a date not more than 10 days prior to the Closing Date.

          iv) Incumbency and specimen signature certificates signed by the officers of Buyer and certified by the Secretary of Buyer.

          v) True and correct copies of (A) the Governing Documents (other than the bylaws) of Buyer as of a date not more than 10 days prior to the Closing Date, certified by the Secretary of State of the state of Buyer's incorporation and (B) the bylaws of Buyer as of the Closing Date, certified by the Secretary of Buyer.

          vi) A certificate of the Secretary of Buyer (A) setting forth all resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the performance by Buyer of the transactions contemplated hereby, certified by the Secretary of Buyer and (B) to the effect that the Governing Documents of Buyer delivered pursuant to Section 5.03(b)(v) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

          vii) Such other agreements and documents as Seller may reasonably request.

     5.04.  TERMINATION.

          (a)  MUTUAL CONSENT; FAILURE OF CONDITIONS.  Except as provided in
Section 5.04(b), this Agreement may be terminated at any time prior to Closing by: i) mutual consent of Buyer and Seller; ii) either Buyer or Seller if the Closing shall not have occurred by September 30, 1996 (provided that the right to terminate this Agreement under this subsection (ii) shall not be available to any party whose failure to justify any obligation under this Agreement has been a cause of or resulted in the failure of the Closing to occur on or before such date); (iii) either Buyer or Seller if (A) the other party has breached any representation or warranty contained in this Agreement or (B) there has been a breach of a covenant or agreement set forth in this Agreement on the part of the other party, which shall not have been cured within two business days following receipt by the breaching party of written notice of such breach from the other party; (iv) either Buyer or Seller in the event that any condition precedent to the obligations of such party to consummate the transactions contemplated hereby has become impossible of satisfaction, other than as a result of the breach of this Agreement by the party attempting to terminate this Agreement; or (v) Seller and the Shareholders if Buyer shall have determined that a Phase III clean up is required and Seller in its sole discretion considers the cost of such cleanup excessive. In the event of termination of this Agreement by either Buyer or Seller and the Shareholders pursuant to this Section 5.04(a), this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, Seller or the Shareholders or their respective officers, directors, shareholders or affiliates, except that nothing in this Agreement shall relieve any party from any liability for any willful breach of this Agreement.

     (b) CASUALTY DAMAGE. Notwithstanding anything to the contrary contained herein, if prior to Closing the Purchased Assets (or any portion thereof) are damaged by fire or any other cause, the reasonable estimate of the immediate repair of which would cost, individually or in the aggregate, more than $25,000, Buyer at its option, which may be exercised by written notice given to Seller within thirty (30) calendar days after Buyer's receipt of notice of such loss, may declare this Agreement null and void, or Buyer may Close subject to i) reduction of the Purchase Price by the amount of any applicable insurance deductible which shall be paid by Buyer and ii) assignment to Buyer of the proceeds from any insurance carried by Seller covering such loss. If prior to Closing the Purchased Assets (or any portion thereof) are damaged by fire or any other cause, the reasonable estimate of the repair of which would cost, individually or in the aggregate, $25,000 or less, such event shall not excuse Buyer from its obligations under this Agreement, but the Purchase Price shall be reduced by an amount equal to the amount of such loss.

                                   ARTICLE VI.
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     6.01. SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing, but all claims for damages made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this Article VI. The representations and warranties set forth in Articles II and III are cumulative, and any limitation or qualification set forth in any one representation and warranty therein shall not limit or qualify any other representation and warranty therein.

     6.02. INDEMNIFICATION BY SELLER. Seller and each Shareholder shall, jointly and severally, indemnify, defend, save and hold Buyer and its officers, directors, employees, agents and Affiliates (collectively, "BUYER INDEMNITEES") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, "BUYER DAMAGES") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Buyer Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, i) a breach of any representation or warranty made by Seller and the Shareholders in this Agreement, in any certificate or document furnished pursuant hereto by Seller and the Shareholders or any Other Agreement to which Seller or any Shareholder is or is to become a party, ii) a breach or nonfulfillment of any covenant or agreement made by Seller or any Shareholder in or pursuant to this Agreement and in any Other Agreement to which Seller is or is to become a party, or iii) any Retained Liability.

     6.03. INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend, save and hold Seller and its officers, directors, employees, Affiliates and agents (collectively, "SELLER INDEMNITEES") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, "SELLER DAMAGES") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Seller Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, i) a breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document furnished pursuant hereto by Buyer or any Other Agreement to which Buyer is a party, ii) a breach or nonfulfillment of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any Other Agreement to which Buyer is a party, or iii) any Assumed Liability.

     6.04. THRESHOLD OF LIABILITY; CEILING. Notwithstanding the foregoing, no indemnification shall be made until the aggregate amount of Buyer Damages or Seller Damages, as the case may be, is at least $5,000, at which time Seller and the Shareholders or Buyer, as the case may be, shall be liable for all Damages, not just the amount in excess of $5,000. No indemnification shall be made under this Article VI to the extent that Buyer Damages exceed $7,900,000 in the aggregate.

     6.05. NOTICE OF CLAIMS. If any Buyer Indemnitee or Seller Indemnitee (an "INDEMNIFIED PARTY") believes that it has suffered or incurred or will suffer or incur any Buyer Damages or Seller Damages, as the case may be ("DAMAGES") for which it is entitled to indemnification under this Article VI, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "INDEMNIFYING PARTY") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section 6.05 shall not affect any of such party's rights under this Article VI or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

     6.06. THIRD PARTY CLAIMS. The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnified Party may compromise or settle the same, provided that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement. The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such action or suit through counsel chosen by the Indemnifying Party, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnified Party permits the Indemnifying Party to undertake, conduct and control the conduct and settlement of such action or suit, i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; iii) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party; and iv) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

                                  ARTICLE VII.
                                  MISCELLANEOUS

     7.01. COSTS AND EXPENSES. Buyer and Seller and the Shareholders shall each pay their respective expenses, brokers' fees and commissions, and Seller shall pay all of the pre-Closing expenses of Seller and the Shareholders incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges. All transfer taxes incurred as a result of the transfer of the Purchased Assets shall be paid by Seller, except that Buyer and Seller shall each bear one-half of the realty transfer taxes.

     7.02. PRORATION OF EXPENSES. All accrued expenses associated with the Real Property included in the Purchased Assets, such as electricity, gas, water, sewer, telephone, property taxes, security services and similar items, shall be prorated between Buyer and Seller as of the Closing Date.

     7.03. BULK SALES. The parties hereto waive compliance with the provisions of any bulk sales law applicable to the transactions contemplated hereby, and, notwithstanding anything else in this Agreement to the contrary, Seller shall hold Buyer harmless from and against all claims asserted against the Purchased Assets or the Buyer pursuant to such bulk sales laws.

     7.04. FURTHER ASSURANCES. Seller shall, at any time and from time to time on and after the Closing Date, upon request by Buyer and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Purchased Assets to Buyer.

     7.05. NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made i) the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, ii) upon delivery, if sent by hand delivery, iii) upon delivery, if sent by prepaid courier, with a record of receipt, or iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

     (a)  if to Buyer, to:
          AST Acquisition Corp.
          c/o Fansteel, Inc.
          One Tantalum Place
          Chicago, Illinois 60064
          Telecopy: 847-689-0307

          with a required copy to:
          Kirkpatrick & Lockhart
          1500 Oliver Building
          Pittsburgh, Pennsylvania 15222
          Attn: Janice C. Hartman, Esquire
          Telecopy: 412-355-6501

     (b)  if to Seller or the Shareholders, to:
          c/o American Sintered Technologies, Inc.
          513 East Second Street
          Emporium, Pennsylvania 15834
          Telecopy: 814-486-9473

          with a required copy to:
          Eberhardt, Goldstein, Heslop, Steele,
           Clapper & Oswalt
          414 North Logan Boulevard
          Altoona, Pennsylvania 16602
          Telecopy: 814-946-9105

Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

     7.06. CURRENCY. All currency references herein are to United States dollars.

     7.07. OFFSET; ASSIGNMENT; GOVERNING LAW. Buyer shall be entitled, upon thirty (30) days prior written notice to the Shareholders, to offset or recoup from any amounts due to Seller, the Shareholders or any Affiliate of Seller from Buyer hereunder or under the Noncompetition Agreement, the Consulting Agreement or any Other Agreement against any obligation of Seller to Buyer hereunder or under any Other Agreement. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Buyer may make such assignments to any Affiliate of Buyer provided that Buyer remains liable hereunder. This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania without regard to its conflict of law doctrines.

     7.08. AMENDMENT AND WAIVER; CUMULATIVE EFFECT. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

     7.09. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, including the letter of intent. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 6.02 and 6.03 relating to Buyer Indemnitees and Seller Indemnitees.

     7.10. SEVERABILITY. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     7.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

                                  ARTICLE VIII
                            DEFINITIONS; CONSTRUCTION

     8.01. DEFINITIONS. As used in this Agreement, the following terms have the meanings specified in this Section 8.01. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

     "ACCOUNTING PRINCIPLES" has the meaning given that term in Section 1.09(a).

     "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

     "AGREEMENT" means this Asset Purchase Agreement, as it may be amended from time to time.

     "ASSUMED CONTRACTS" has the meaning given that term in Section 1.03.

     "ASSUMED CURRENT LIABILITIES" has the meaning given that term in Section 1.03.

     "ASSUMED DEBT" has the meaning given that term in Section 1.03.

     "ASSUMED LIABILITIES" has the meaning given that term in Section 1.03.

     "ASSUMPTION AGREEMENT" has the meaning given that term in Section 1.03.

     "AUDITORS" means Patrick Fiore & Associates, P.C.

     "BALANCE SHEET DATE" means December 31, 1995.

     "BENEFIT PLAN" has the meaning given that term in Section 2.22(a).

     "BUSINESS" has the meaning assigned thereto in the preamble to this Agreement.

     "BUYER" means AST Acquisition Corp., a Delaware corporation.

     "BUYER DAMAGES" has the meaning given that term in Section 6.02.

     "BUYER INDEMNITEES" has the meaning given that term in Section 6.02.

     "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., as amended.

     "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List pursuant to CERCLA.

     "CLOSING" has the meaning given that term in Section 1.06.

     "CLOSING DATE" has the meaning given that term in Section 1.06.

     "CODE" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

     "CONSULTING AGREEMENT"  has the meaning given that term in Section 5.01(f).

     "CONTAINERS" means (a) underground storage tanks (as defined in RCRA) and
(b) above-ground storage tanks which have a capacity of 100 gallons or more.

     "CONTRACT" and "CONTRACTS" have the respective meanings given those terms in Section 2.14.

     "CURRENT ASSETS" shall mean accounts receivable, prepaid assets, inventory and cash and marketable securities.

     "DAMAGES" has the meaning given that term in Section 6.05.

     "DEFINED BENEFIT PLAN" has the meaning given that term in Section 2.22(e).

     "ENCUMBRANCE" means any mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, lease, assessment, restrictive covenant, encroachment, right-of-way, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing.

     "ENVIRONMENTAL CONDITION" means the presence of a Hazardous Material (other than a naturally-occurring substance) on, at or in a property (including, but not limited to, the presence in surface water, groundwater, soils or subsurface strata).

     "ENVIRONMENTAL LAWS" means all Federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation, transportation or cleanup of Hazardous Materials; air, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands, and natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing.

     "ENVIRONMENTAL PERMIT" means any permit, license, authorization, consent, approval, waiver, exception, variance, order, or exemption issued by any Governmental Body under any Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

     "FACILITY" means any facility as defined in CERCLA.

     "FASB" means the Financial Accounting Standards Board or its successor.

     "FINAL CLOSING BALANCE SHEET" has the meaning given to that term in Section

1.09(c).

     "FINANCIAL STATEMENTS" has the meaning given that term in Section 2.06(b).

     "GAAP" means United States generally accepted accounting principles.

     "GOVERNING DOCUMENTS" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organization or governing documents or instruments of such Person.

     "GOVERNMENTAL BODY" means any court, government (federal, state, local or foreign), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality.

     "GUARANTY RELEASE" has the meaning given that term in Section 4.12.

     "HAZARDOUS MATERIALS" means: (a) pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including without limitation any (i) "hazardous substance" as defined in CERCLA, and (ii) "hazardous waste" as defined in RCRA; and (b) even if not prohibited, limited or regulated by Environmental Laws, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including, without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment or the health and safety of any person, or impair the use or value of any portion of the Real Property.

     "INDEMNIFIED PARTY" has the meaning given that term in Section 6.05.

     "INDEMNIFYING PARTY" has the meaning given that term in Section 6.05.

     "INSPECTION DOCUMENTS"  has the meaning given that term in Section 4.02.

     "INTELLECTUAL PROPERTY" has the meaning given that term in Section 2.21.

     "IRS" means the Internal Revenue Service.

     "LAW" means any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment or order of any kind or nature whatsoever including any public policy, judgment or order of any Governmental Body or principle of common law.

     "LIABILITIES" with respect to any Person, means all debts, liabilities and obligations of such Person of any nature or kind whatsoever, whether or not due or to become due, accrued, fixed, absolute, matured, determined, determinable or contingent and whether or not incurred directly by such Person or by any predecessor of such Person, and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service or otherwise.

     "LITIGATION" has the meaning given that term in Section 2.13.

     "MULTIEMPLOYER PLAN" has the meaning given that term in Section 2.22(f).

     "OTHER AGREEMENT" means each other agreement or document to be executed and delivered in connection with the transactions contemplated by this Agreement, including the Assumption Agreement, the Consulting Agreement, and the Noncompetition Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PERMIT" and "PERMITS" have the respective meanings given those terms in
Section 2.15.

     "PERMITTED ENCUMBRANCES" means (i) liens for current taxes not yet due,
(ii) liens of public record on personal property identified on Schedule 8.01, and (iii) with respect to the Real Property, the mortgage identified on
Schedule 8.01, easements, covenants, rights-of-way and other encumbrances or restrictions of record and zoning restrictions; provided, however, that any Encumbrances in clauses (i), (ii) and (iii) do not or will not either individually or in the aggregate adversely affect the value of the property encumbered or prohibit or interfere with the operations of the Business.

     "PERSON" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity, or a Governmental Body.

     "PIDA" means the Pennsylvania Industrial Development Authority.

     "POST-CLOSING PURCHASE PRICE ADJUSTMENT" means the post-closing adjustment to the Purchase Price pursuant to Section 1.08.

     "PRELIMINARY CLOSING BALANCE SHEET" has the meaning given that term in
Section 1.09(a).

     "PURCHASE PRICE" has the meaning given that term in Section 1.05.

     "PURCHASED ASSETS" has the meaning given that term in Section 1.01.

     "QUALIFIED PLAN" has the meaning given that term in Section 2.22(d).

     "RCRA" means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., as amended.

     "REAL PROPERTY" has the meaning given that term in Section 2.16.

     "RECEIVABLES" has the meaning given that term in Section 2.11.

     "REGULATED MATERIAL" means any hazardous substance as defined by any Environmental Law and any other material regulated by any applicable Environmental Law, including petroleum, petroleum-related material, crude oil or any fraction thereof, polychlorinated biphenyls and friable asbestos.

     "RELATED PARTY" means (i) each Seller, (ii) any Affiliate of any Seller,
(iii) any officer or director of any Person identified in clauses (i) or (ii) preceding, and (iv) any spouse, sibling, ancestor or lineal descendant of any natural Person identified in any one of the preceding clauses.

     "RELEASE" means any spill, discharge, leak, emission, escape, injection, dumping, disposal or other release or threatened release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is required, including, without limitation, any Release which is subject to CERCLA.

     "RETAINED ASSETS" has the meaning given that term in Section 1.02.

     "RETAINED LIABILITIES" has the meaning given that term in Section 1.04.

     "SECURITY RIGHT" means, with respect to any security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. "SECURITY RIGHT" includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer's Governing Documents or by agreement.

     "SELLER DAMAGES" has the meaning given that term in Section 6.03.

     "SELLER GROUP" has the meaning given that term in Section 2.22(b).

     "SELLER INDEMNITEES" has the meaning given that term in Section 6.03.

     "SELLER OR SELLER'S AGENTS OR AFFILIATES" has the meaning given that term in Section 2.23(b).

     "SELLER PLAN" has the meaning given that term in Section 2.22(a).

     "SUBSIDIARY" means any corporation, partnership, joint venture or other entity in which AST owns, directly or indirectly, more than 5% of the outstanding voting securities or equity interests.

     "TAX" means any domestic or foreign federal, state, county, local or foreign tax, levy, impost or other charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

     "WORKING CAPITAL" has the meaning given that term in Section 1.08.

     "12-31-95 BALANCE SHEET" means Seller's balance sheet dated 12-31-95 attached hereto as Exhibit B.

     8.02. CONSTRUCTION. As used herein, unless the context otherwise requires: (i) references to "Article" or "Section" are to an article or section hereof; (ii) all "Exhibits" and "Schedules" referred to herein are to Exhibits and Schedules attached hereto and are incorporated herein by reference and made a part hereof; (iii) "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; and (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

            (THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.)



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                         AMERICAN SINTERED TECHNOLOGIES, INC.



                         By: /s/  J. D. Edel
                         Title: Secretary and Treasurer


                         /s/ William A. Werner
                         MR. WILLIAM A. WERNER, individually and
                         as Trustee U/D/T October 21, 1993
                         F/B/O the Werner Family


                         /s/ Jay D. Edel
                         MR. JAY D. EDEL, individually and
                         as Trustee U/D/T October 21, 1993
                         F/B/O the Edel Family


                         /s/ William R. Fox
                         MR. WILLIAM R. FOX, individually and

                         as Trustee U/D/T October 21, 1993
                         F/B/O the Fox Family


                         /s/ Wesley Fye, Sr.
                         MR. WESLEY FYE, SR., individually and
                         as Trustee U/D/T October 21, 1993
                         F/B/O the Fye Family



                         AST ACQUISITION CORP.



                         By: /s/ William D. Jarosz
                         Title: William D. Jarosz, President